EXHIBIT 10.10

Summary of Barry L. McCabe 2010 Compensation

The Knoll, Inc. compensation committee approved an annual base salary of $295,000 for Barry L. McCabe, with a bonus target of $295,000.  Mr. McCabe is also entitled to participate in the benefit plans provided by Knoll that are available to Knoll employees generally, including, without limitation, healthcare benefits, the Knoll Retirement Savings Plan, the Knoll Pension Plan and the Knoll Employee Stock Purchase Plan.